Exhibit 4.25

AMENDMENT TO THE ILLINOIS POWER COMPANY INCENTIVE SAVINGS PLAN

WHEREAS, Dynegy Inc. (the “Company”) maintains the Illinois Power Company Incentive Savings Plan (the “Plan”);

WHEREAS, the Plan was last amended and restated effective January 1, 2002 to incorporate “good faith” amendments for compliance with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”);

WHEREAS, the Company desires to permit catch-up contributions effective January 1, 2004 in accordance with EGTRRA;

WHEREAS, Rev, Proc. 2002-29 requires that qualified defined contribution plans be amended by the end of the first plan year beginning on or after January 1, 2003 to comply with the final and temporary regulations of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended (the “Code”) and provides model amendments for such purpose;

NOW THEREFORE, in consideration of the premises, the Plan is hereby amended as follows:

I.

Effective January 1, 2004, a new Section 3.10 is hereby added to the Plan to provide as follows:

“3.10 Catch-up Contributions. Effective January 1, 2004, all Eligible Employees who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Section 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Notwithstanding any other provision of the Plan, catch-up contributions shall not be matched by Employer Contributions.”

II.

Effective January 1, 2003, the Plan is hereby amended to provide as follows:

“Minimum Distribution Requirements. Rev. Proc. 2002-29 requires that qualified defined contribution plans be amended by the end of the first Plan Year beginning on or after January 1, 2003, to comply with final and temporary regulations under Section 401(a)(9) of the Code, relating to required minimum distributions, and provides model amendments for this purpose. The following provisions reflect such model amendments, but are not intended to provide any right to any optional form of distribution not otherwise provided in the Plan.

(a)	General Rules.

(i) Effective Date. The provisions of this Section will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(ii) Precedence. The requirements of this Section will take precedence over any inconsistent provisions of the Plan.

(iii) Requirements of Treasury Regulations Incorporated. All distributions required under this Section will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(iv) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (‘TEFRA’) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(b)	Time and Manner of Distribution.

(i) Required Beginning Date. The Member’s entire interest will be distributed, or begin to be distributed, to the Member no later than the Member’s required beginning date,

(ii) Death of Member Before Distributions Begin. If the Member dies before distributions begin, the Member’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A) If the Member’s surviving spouse is the Member’s sole designated beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2 , if later.

(B) If the Member’s surviving spouse is not the Member’s sole designated beneficiary, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Member died.

(C) If there is no designated beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(D) If the Member’s surviving spouse is the Member’s sole designated beneficiary and the surviving spouse dies after the Member but before distributions to the surviving spouse begin, this Subsection (b)(ii), other than Subsection (b)(ii)(A), will apply as if the surviving spouse were the Member.

For purpose of this Subsection (b)(ii) and Subsection (d), unless Subsection (b)(ii)(D) applies, distributions are considered to begin on the Member’s required beginning date. If Subsection (b)(ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Subsection (b)(ii)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Member before the Member’s required beginning date (or to the Member’s surviving spouse before the date distributions are required to begin to the surviving spouse under Subsection (b)(ii)(A)), the date distributions are considered to begin is the date distributions actually commence.

(iii) Forms of Distribution. Unless the Member’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Subsections (c) and (d) of this Section. If the Member’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(c)	Required Minimum Distributions During Member’s Lifetime.

(i) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Member’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(A) the quotient obtained by dividing the Member’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s age as of the Member’s birthday in the distribution calendar year; or

(B) if the Member’s sole designated beneficiary for the distribution calendar year is the Member’s spouse, the quotient obtained by dividing the Member’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s and spouse’s attained ages as of the Member’s and spouse’s birthdays in the distribution calendar year.

(ii) Lifetime Required Minimum Distributions Continue Through Year of Member’s Death. Required minimum distributions will be determined under this Subsection (c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Member’s date of death.

(d)	Required Minimum Distributions After Member’s Death.

(i) Death On or After Date Distributions Begin.

(A) Member Survived by Designated Beneficiary. If the Member dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the longer of the remaining life expectancy of the Member or the remaining life expectancy of the Member’s designated beneficiary, determined as follows:

(1) The Member’s remaining life expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(2) If the Member’s surviving spouse is the Member’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Member’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3) If the Member’s surviving spouse is not the Member’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent year.

(B) No Designated Beneficiary. If the Member dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Member’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the Member’s remaining life expectancy calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(ii) Death Before Date Distributions Begin.

(A) Member Survived by Designated Beneficiary. If the Member dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the remaining life expectancy of the Member’s designated beneficiary, determined as provided in Subsection(d)(i).

(B) No Designated Beneficiary. If the Member dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(C) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Member dies before the date distributions begin, the Member’s surviving spouse is the Member’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Subsection (b)(ii)(A), this Subsection (d)(ii) will apply as if the surviving spouse were the Member.

(e)	Definitions.

(i) Designated beneficiary. The individual who is designated as the beneficiary under the applicable section of the Plan and is the designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(ii) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Member’s required beginning date. For distributions beginning after the Member’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Subsection (b)(ii). The required minimum distribution for the Member’s first distribution calendar year will be made on or before the Member’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Member’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(iii) Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(iv) Member’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(v) Required beginning date. The date specified in Section 401(a)(9)(C) of the Code.”

Except as herein modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed this 23rd day of December, 2003, to be effective as of the dates set forth above.

Dynegy Inc.

By:	/s/ Teresa L. Naylor
Name:	Teresa L. Naylor
Title:	Vice President, HR Services